EXHIBIT 5

[LETTERHEAD OF DLA PIPER RUDNICK GRAY CARY US LLP]

4365 Executive Drive, Suite 1100, San Diego, CA 92121-2189

Phone: 858-677-1400 Fax: 858-677-1477 www.graycary.com

April 14, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

As legal counsel for Accredited Home Lenders Holding Co., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 912,229 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to the exercise of options granted under the Accredited Home Lenders Holding Co. 2002 Stock Option Plan, purchase rights granted under the Accredited Home Lenders Holding Co. 2002 Employee Stock Purchase Plans and awarded pursuant to the Restricted Stock Agreements with Stuart D. Marvin (collectively the “Plans”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the corporation laws of the State of Delaware. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations.

Based on such examination, we are of the opinion that the 912,229 shares of Common Stock which may be issued upon exercise of options and purchase rights granted under the Plans are duly authorized shares of the Company’s Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plans, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,

/s/ DLA PIPER RUDNICK GRAY CARY US LLP

DLA PIPER RUDNICK GRAY CARY US LLP